Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8  (No. 333-213120, No. 333-216532, No. 333-223500, No. 333-225294, No. 333-230213, No. 333-237066, No. 333-254090, No. 333-263097, and No 333-270573) and in the Registration Statements on Form S-3 (No. 333-227216 and No. 333-266595) of Protagonist Therapeutics, Inc. and in the related Prospectuses, as applicable, of our report dated February 27, 2024, with respect to the consolidated financial statements of Protagonist Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Protagonist Therapeutics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2023.

/s/ Ernst & Young LLP

San Mateo, California
February 27, 2024